Exhibit (h)(7)
CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT
     This CORPORATE FINANCE SERVICES AND CONSULTING AGREEMENT (the “Agreement”), dated as of September 25, 2003, between A.G. Edwards & Sons, Inc. (“A.G. Edwards”) and ING Clarion Real Estate Securities, L.P. (“ING Clarion Real Estate”).
     WHEREAS, ING Clarion Real Estate Income Trust (the “Trust”) is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of common stock, par value $.001 per share (the “Common Stock”), are registered under the Securities Act of 1933, as amended;
     WHEREAS, A.G. Edwards has acted as lead underwriter in the public offering of the Trust’s Common Stock (the “Offering”);
     WHEREAS, ING Clarion Real Estate is the investment manager of the Trust;
     WHEREAS, ING Clarion Real Estate desires to retain A.G. Edwards to provide certain corporate finance and consulting services to ING Clarion Real Estate and to the Trust on an ongoing basis, and A.G. Edwards is willing to render such services; and
     WHEREAS, ING Clarion Real Estate desires to provide compensation to A.G. Edwards for providing such services;
     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:
1.	(a)	ING Clarion Real Estate hereby employs A.G. Edwards, for the period and on the terms and conditions set forth herein, to provide the following services: (i) Provide relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of ING Clarion Real Estate in connection therewith; (ii) At the request of ING Clarion Real Estate, provide certain economic research and statistical information and reports, if reasonably obtainable, on behalf of ING Clarion Real Estate or the Trust and consult with representatives of ING Clarion Real Estate or the Trust, and/or Directors of the Trust in connection therewith, which information and reports shall include: (a) statistical and financial market information with respect to the Trust’s market performance; and (b) comparative information regarding the Trust and other closed-end management investment companies with respect to (x) the net asset value of their respective shares (as made publicly available by the Trust and such investment companies), (y) the respective market performance of the Trust and such other companies, and (z) other relevant performance indicators; and (iii) provide ING Clarion Real Estate with such other services in connection with the Common Stock relating to the trading price and market price thereof upon which

Exhibit (h)(7)
ING Clarion Real Estate and A.G. Edwards shall, from time to time, agree, including after-market services designed to maintain the visibility of the Trust in the market.

(b)	At the request of ING Clarion Real Estate, A.G. Edwards shall limit or cease any action or service provided hereunder to the extent and for the time period requested by ING Clarion Real Estate; provided, however, that pending termination of this Agreement as provided for in Section 7 hereof, any such limitation or cessation shall not relieve ING Clarion Real Estate of its payment obligations pursuant to Section 2 hereof.

(c)	A.G. Edwards and will promptly notify ING Clarion Real Estate in writing if it learns of any material inaccuracy or misstatement in, or material omission from, any written information provided by A.G. Edwards to ING Clarion Real Estate in connection with the performance of services by A.G. Edwards under this Agreement. A.G. Edwards agrees that in performing its services under this Agreement, it shall comply in all material respects with all applicable laws, rules and regulations.
2.	ING Clarion Real Estate shall pay to A.G. Edwards a fee payable quarterly in arrears commencing September 30, 2003 at an annualized rate of 0.15% of the Trust’s Managed Assets (as such term is defined in the prospectus relating to the Offering), other than Trust Managed Assets attributable to common shares sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) for a term as described in Section 6 hereof; provided that the total amount of the fee hereunder plus the aggregate of the sales load, the $.005 per common share partial reimbursement of expenses (subject to a maximum reimbursement of $75,000) payable by the Trust to the underwriters pursuant to the Underwriting Agreement dated September 25, 2003, by and among the Trust, ING Clarion Real Estate and each of the underwriters named therein (the “Underwriting Agreement”), the amount payable by the Trust to the underwriters’ counsel pursuant to the Underwriting Agreement, the amount of the fee payable to Merrill Lynch pursuant to the Additional Compensation Agreement dated September 30, 2003, by and among ING Clarion Real Estate and Merrill Lynch, and other underwriting compensation in connection with this offering, shall not exceed 9.0% of the total price (including all Firm Shares and Additional Shares as such terms are described in the Underwriting Agreement) to the public of the Trust’s common shares offered by the prospectus dated September 25, 2003. All quarterly fees payable hereunder shall be paid to A.G. Edwards within 15 days following the end of each calendar quarter.

3.	ING Clarion Real Estate acknowledges that the services of A.G. Edwards provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities, in each case for the Trust’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of A.G. Edwards, and A.G. Edwards is not agreeing, to:

Exhibit (h)(7)
(i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations of portfolio securities or recommendations of any kind in connection with providing the services described in Section 1 hereof, to the extent that any such services would constitute investment advisory or investment banking services, it being understood between the parties hereto that any such investment advisory or investment banking services if, and to the extent, agreed to be performed by A.G. Edwards, shall be the subject of a separate agreement with ING Clarion Real Estate.

4.	Nothing herein shall be construed as prohibiting A.G. Edwards or any of its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as A.G. Edwards’s services to ING Clarion Real Estate are not impaired thereby. Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between A.G. Edwards and ING Clarion Real Estate. In addition, nothing in this Agreement shall be construed to constitute A.G. Edwards as the agent or employee of ING Clarion Real Estate or ING Clarion Real Estate as the agent or employee of A.G. Edwards, and neither party shall make any representation to the contrary. It is understood that A.G. Edwards is being engaged hereunder solely to provide the services described above to ING Clarion Real Estate and that A.G. Edwards is not acting as an agent or fiduciary of, and A.G. Edwards shall not have any duties or liability to the current or future shareholders of the Trust or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent ING Clarion Real Estate has the authority to waive such duties and liabilities.

5.	ING Clarion Real Estate will furnish A.G. Edwards with such information as such party reasonably believes appropriate to the performance of its obligations hereunder (all such information so furnished being the “information”). ING Clarion Real Estate recognizes and confirms that A.G. Edwards (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of ING Clarion Real Estate’s knowledge, the Information to be furnished by ING Clarion Real Estate when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact. ING Clarion Real Estate will promptly notify A.G. Edwards if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to such party.

6.	The term of this Agreement shall commence upon the date referred to above and shall be in effect only so long as ING Clarion Real Estate (or any affiliate or successor in interest) acts as the investment manager to the Trust pursuant to the Management Agreement (as such term is defined in the Underwriting Agreement, dated September 25, 2003, by and

Exhibit (h)(7)
among the Trust, ING Clarion Real Estate, ING Clarion Capital LLC and each of the Underwriters named therein), as such Agreement (or other subsequent advisory agreement) may be renewed from time to time pursuant to the 1940 Act.

7.	ING Clarion Real Estate agrees that neither A.G. Edwards shall have any liability to ING Clarion Real Estate or the Trust for any act or omission to act by A.G. Edwards in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of A.G. Edwards. ING Clarion Real Estate agrees that it shall provide indemnification to A.G. Edwards as set forth in the Indemnification Agreement appended hereto.

8.	This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (“Claim”) shall be governed by and construed in accordance with the laws of the State of New York.

9.	No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and ING Clarion Real Estate and A.G. Edwards consent to the jurisdiction of such courts and personal service with respect thereto. Each of ING Clarion Real Estate and A.G. Edwards waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of ING Clarion Real Estate and A.G. Edwards agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to the jurisdiction of which such party is or may be subject, by suit upon such judgment.

10.	This Agreement may not be assigned by either party without the prior written consent of the other party.

11.	This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by ING Clarion Real Estate and A.G. Edwards.

12.	All notices required or permitted to be sent under this Agreement shall be sent, if to ING Clarion Real Estate:

Exhibit (h)(7)
ING Clarion Real Estate Securities, Inc.
259 North Radnor Chester Road
Suite 205
Radnor, PA 19087
Attention: T. Ritson Ferguson
or if to A.G. Edwards:
A.G. Edwards & Sons, Inc.
One North Jefferson
St. Louis, MO 63103
Attention: Investment Banking—Corporate Finance
Any notice shall be deemed to be given or received on the third day after deposit in the U.S. mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

13.	This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Exhibit (h)(7)
          IN WITNESS WHEREOF, the parties hereto have duly executed this Corporate Finance Services and Consulting Agreement as of the date first above written.

ING CLARION REAL ESTATE SECURITIES, LP		A.G. EDWARDS & SONS, INC.

By:	/s/ Heather Trudel	By:

	Name: Heather Trudel		Name: Brian Hansen
	Title: Sr VP		Title: Vice President – Investment Banking

Exhibit (h)(7)
          IN WITNESS WHEREOF, the parties hereto have duly executed this Corporate Finance Services and Consulting Agreement as of the date first above written.

ING CLARION REAL ESTATE SECURITIES, LP		A.G. EDWARDS & SONS, INC.

By:		By:	/s/ Brian N. Hansen

	Name:		Name: Brian Hansen
	Title:		Title: Vice President – Investment Banking